Exhibit 99.13

December 2013 ROTH CAPITAL PARTNERS, LLC Member FINRA/ SiPC www.roth.com CORPORATE OFFICES 888 San Clemente Drive Newport Beach, CA (949) 720 - 5700 REGIONAL OFFICES ROTH Capital Partners Hong Kong Limited Hong Kong Office (852) 2251 - 8585 //////////////////////////////////////////////////////////////////////////// INTERNATIONAL OFFICE Yuma Energy Inc. | Pyramid Oil Company Boston, MA Chicago, IL Larkspur, CA Los Angeles, CA New York, NY San Diego, CA (949) 720 - 5745 (312) 564 - 8100 (415) 306 - 5110 (800) 991 - 2788 (800) 678 - 9147 (858) 509 - 2500 Alexander G. Montano | Managing Director amontano@roth.com | 949.720.5770 Otilia “ Tilin ” Chen | Director ochen@roth.com | 949.720.5783 Hue Lapham | Group Administration hlpaham@roth.com | 949.720.5773 Investment Banking | Oil & Gas Private & Confidential Yuma Energy, Inc. l

2 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Table of Content • Overview of Presentation • Valuation Analysis of Yuma Energy, Inc . o Proved Reserves o Net Asset Valuation o Comparable Transaction Analysis o Comparable Company Analysis o Valuation Array • The State of Pyramid Oil Company o Snapshot o Proved Reserves o Public Market Valuation o Net Asset Valuation o Comparable Transaction Analysis o Comparable Company Analysis o Valuation Array • Combined Entity o Combined Reserves o Inferred Valuation o Preliminary Transaction Overview • Post Transaction o Net Asset Valuation o Comparable Company Analysis • Conclusion

3 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Overview of Presentation • Yuma Energy Inc . (“ Yuma ” or the “ Company ”) has expressed an interest in entering the public markets, possibly via a business combination . • ROTH Capital Partners (“ ROTH ”) was requested by Pyramid to put together a presentation to provide an overview of a potential business combination between the Company and Pyramid Petroleum Corporation (“ Pyramid ” or “ PDO ”) . • ROTH has prepared this preliminary business combination analysis utilizing the following approach : o Establish a range of values for Yuma, based upon standard methods of valuation ; o Establish a range of values for Pyramid, based upon standard methods of valuation ; o Establish an inferred value of Pyramid based upon standard Premium Analysis and Market Metrics ; o Conduct an analysis of those comparable values via contribution to a combined entity ; o Diagram a Transaction based upon the inferred value of Yuma ; o Apply current market valuation metrics against the combined company to ascertain a range of per share values ; and o Provide analysis to the impact of the Transaction to Pyramid shareholders .

4 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Valuation Analysis | Yuma Energy, Inc. • We undertook the following analysis of Yuma : o An Overview of Reserves ▪ The overview of reserves is designed to provide a high level understanding of the current break - down of the oil and gas assets of Yuma . o Establishment of its Net Asset Value ▪ We applied our normal methodology to develop a Net Asset Value for Yuma, based upon its current reserves, other assets and balance sheet items . o Comparable Transaction Analysis ▪ We took a look at recent merger and acquisition transactions to ascertain a value for Yuma given its current assets and production levels, based upon the M&A market . o Comparable Company Analysis ▪ We established a peer group of companies that we felt were comparable to Yuma to determine valuation metrics which were then applied against Yuma . o Summary of Valuation Conclusions

5 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Yuma Energy | Reserves Proved Reserves Oil / Gas Mix Reserves Oil MBbl NGL Mbbl Gas MMcf Total MBoe PV10 ($M) % of Total PDP 1,046.0 261.3 6,127.0 2,328.5 73,516.90 18% PDNP 575.2 383.3 7,897.0 2,274.7 51,086.10 12% PUD 1 9,402.2 2,071.6 20,643.1 14,914.3 289,304.30 70% Total Proved 11,023.4 2,716.2 34,667.1 19,517.4 413,907.30 100% Source: NSAI Report 1 Includes additional PUD's per report July 31, 2013 Proved Reserves 18% 12% 70% PDP PDNP PUD 1 70% 30% Oil Gas

ROTH Capital Partners

Private & Confidential

Yuma Energy | Net Asset Valuation

- Based upon information provided by management, ROTH has conducted a net asset value analysis on Yuma.
- Key points include that PDNP reserves were not risked, PUD reserves were risked 10%, probable reserves were risked 40% and possible reserves were risked 60%.
- Based on this analysis, the inferred value for Yuma would be $379.1 million.

Yuma Net Asset Value – Reserve Report Based Analysis

	Net					
Proved Reserves*	**Oil (bbl)**	**Liquid Gas (m bl)**	**Gas (m cf)**	**PV-10**	**Risk %**	**Risked PV-10**
Proved Developed Producing	1,046,000	261,300	6,127,000	$ 73,516,900	0%	$ 73,516,900
Proved Developed Non-Producing	575,200	383,300	7,897,000	$ 51,086,100	0%	$ 51,086,100
Proved Undeveloped	8,956,200	1,963,000	19,902,500	$ 279,051,800	10%	$ 251,146,620
Additional Proved Undeveloped	446,039	108,564	740,627	$ 10,252,500	10%	$ 9,227,250
Total 1P Reserves	**11,023,439**	**2,716,164**	**34,667,127**	**$ 413,907,300**		**$ 384,976,870**
Probable	520,600	163,800	3,768,700	17,961,000	40%	$ 10,776,600
Possible	56,600	86,300	3,267,900	12,015,500	60%	$ 4,806,200
Total 3P Reserves	**11,600,639**	**2,966,264**	**41,703,727**	**443,883,800**		**$ 400,559,670**

Other Assets	**Book Value**	**FMV Discount %**	**FMV**
Undeveloped Acreage	$ 7,914,000	0%	$ 7,914,000
Leased Prospects @ Prop. 3-D	$ 2,516,000	0%	$ 2,516,000
Water Disposal Wells	$ 9,000,000	0%	$ 9,000,000
Asset Retirement Obligation	$ (14,855,000)	0%	$ (14,855,000)
Working Capital	$ (1,086,000)	0%	$ (1,086,000)
Long-Term Debt ($24.9 million drawn of $40 million available)	$ (24,950,000)	0%	$ (24,950,000)
Total Other Assets	**(21,461,000)**		**$ (21,461,000)**
Net Asset Value			**$ 379,098,670**

Yuma Energy, Inc. | Pyramid Oil Company

6 |

7 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Yuma Energy | Comparable Transaction Analysis Comparable Transaction – Texas (Since December 2012) As of November 2013 Date Buyer Seller Transaction Value ($MM) Proved Reserves (MMBOE) Transaction Value / Proved (MMBOE) Production (MBOED) Transaction Value / Production (MBOED) 11/21/2013 Comstock Ursa Resources Group LLC $ 66.5 0.227 292,951.54 11/4/2013 Eagle Energy Trust Cimarex $ 26.3 1.25 21.00 0.255 102,941.18 10/17/2013 Undisclosed Buyer Cabot $ 28.0 1.5 18.67 0.26 107,692.31 9/6/2013 Sanchez Energy Corp Rock Oil Company LLC $ 220.0 11.2 19.64 2 110,000.00 9/3/2013 Diamondback Energy IBEX Mineral Resources LLC; Beehive Partners LLC $ 440.0 1.5 293,333.33 9/3/2013 EnerVest Management Partners; Enervest Holding LP Carrizo; CLLR Inc; Hondo Pipeline $ 235.6 33.495 7.03 7.333 32,128.73 8/9/2013 Constellation Energy Partners Sanchez Oil & Gas $ 30.4 1.658 18.34 1.167 26,049.70 8/1/2013 Diamondback Energy Roff Oil & Gas Ltd; Element Petroleum Operating LLC $ 165.0 0.782 210,997.44 7/22/2013 Goodrich Devon Energy $ 26.7 0.4 66,750.00 7/15/2013 Memorial Production Partners LP Boaz Energy Partners LLC; Crown Energy Partners $ 606.0 45.915 13.20 7.55 80,264.90 7/11/2013 Meidu Holding Co Ltd Woodbine Holdings LLC $ 535.0 28.3 18.90 5 107,000.00 7/2/2013 Exco Chesapeake $ 681.0 17 40.06 6.099 111,657.65 7/2/2013 Exco Chesapeake $ 315.5 24.167 13.05 19 16,605.26 7/1/2013 QR Energy LP SND Operating LLC; SND Energy Company Inc $ 110.0 6 18.33 0.9 122,222.22 6/27/2013 Sanchez Energy Corp ZaZa Energy Corp $ 28.8 0.259 111,196.91 6/26/2013 Undisclosed Buyer Antares Energy Ltd $ 300.0 14.6 20.55 1.033 290,416.26 5/31/2013 Wapiti Energy LLC Layline Petroleum LLC $ 375.0 23.2 16.16 5/7/2013 Pioneer Pioneer Southwest Energy Partners LP $ 605.9 23.521 25.76 3.757 161,280.28 5/2/2013 Oak Valley Energy Resources LLC Halcon Resources Corp $ 144.0 3.611 39.88 1.811 79,514.08 4/29/2013 Contango Crimson Exploration Company $ 390.0 19.367 20.14 6.033 64,644.46 4/22/2013 Cubic Energy Gastar Exploration Ltd $ 46.0 4.575 10.05 2.05 22,439.02 4/18/2013 GE Energy Financial Services Clayton Williams Energy $ 214.0 15.034 14.23 2.372 90,219.22 4/3/2013 Midstates Petroleum Company Panther Energy Company LLC; Red Willow; Linn Energy LLC $ 620.0 36.4 17.03 8 77,500.00 4/2/2013 Penn Virginia Magnum Hunter Resources Corp $ 401.0 11.983 33.46 3.173 126,378.82 3/28/2013 Tokyo Gas Quicksilver $ 485.0 50 9.70 11.458 42,328.50 3/18/2013 Sanchez Energy Corp Hess $ 265.0 13.4 19.78 4.5 58,888.89 3/15/2013 Rosetta Resources Inc Comstock $ 768.0 26.833 28.62 3.3 232,727.27 3/1/2013 Aurora Oil & Gas Ltd Cinco Natural Resources $ 117.5 6.7 17.54 1.62 72,530.86 2/5/2013 Lonestar Resources Inc High Cotton Holdings $ 58.4 5.003 11.67 1.043 55,992.33 1/2/2013 Hilcorp Energy Co Forest Oil $ 325.0 45.333 7.17 11 29,545.45 12/28/2012 Resolute Energy Corporation RSP Permian LLC; Wallace Family Partnership $ 260.9 11.6 22.49 2.196 118,806.92 High $ 768.00 50.00 40.06 19.00 293,333.33 Low $ 26.25 1.25 7.03 0.23 16,605.26 Mean $ 286.79 18.52 19.33 3.87 110,500.12 Median $ 260.90 14.82 18.50 2.12 96,580.20

8 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Yuma Energy | Comparable Transaction Analysis (cont.) • ROTH conducted a review of the valuation of Yuma, based upon comparable transactions within Gulf Coast region during the last twelve (12) months . • Slide 7 provides a list of transactions reviewed by ROTH as comparable to Yuma to determine certain mean values . In this instance, the mean Transaction Value per producing barrel was $ 110 , 500 . This number was then applied against Yuma’s current production . • Based upon price paid per flowing barrel the inferred value for Yuma would be $ 310 million . Yuma Comparable Transaction Analysis – Price Paid per Flowing Barrel Production All Inferred Value Risk % Inferred NAV Daily Production (boe/d) 3,000 ** 331,500,356$ 0% 331,500,356$ Total 3,000 331,500,356$ 331,500,356$ *Based on recent peer transactions in Texas since January 1, 2013 **Current production per Management Other Assets Book Value FMV Discount % FMV Undeveloped Acreage 7,914,000$ 0% 7,914,000$ Leased Prospects @ Prop. 3-D 2,516,000$ 0% 2,516,000$ Water Disposal Wells 9,000,000$ 0% 9,000,000$ Asset Retirement Obligation (14,855,000)$ 0% (14,855,000)$ Working Capital (1,086,000)$ 0% (1,086,000)$ Long-Term Debt ($24.9 million drawn of $40 million available) (24,950,000)$ 0% (24,950,000)$ Total Other Assets (21,461,000)$ (21,461,000)$ Inferred Valuation 310,039,356$ Transaction Value* $110,500

ROTH Capital Partners

Private & Confidential

Yuma Energy | Comparable Transaction Analysis (cont.)

- ROTH conducted a review of the valuation of Yuma, based upon comparable transactions within Gulf Coast region during the last twelve (12) months.
- Slide 7 provides a list of transactions reviewed by ROTH as comparable to Yuma to determine certain mean values. In this instance, the mean value per Proved Reserve $19.33. This number was then applied against Yuma's reserves.
- Based upon price paid per proved BOE, the inferred value for Yuma would be $355.7 million.

Yuma Comparable Transaction Analysis – Priced Paid per Proved BOE

Reserves	All	Transaction Value*	Inferred Value	Risk %	Inferred NAV
Proved Reserves (boe)	19,517,458	$19.33	$ 377,191,237	0%	$ 377,191,237
Total	**19,517,458**		**$ 377,191,237**		**$ 377,191,237**

Based on recent peer transactions in Texas since January 1, 2013

Other Assets	Book Value	FMV Discount %	FMV
Undeveloped Acreage	$ 7,914,000	0%	$ 7,914,000
Leased Prospects @ Prop. 3-D	$ 2,516,000	0%	$ 2,516,000
Water Disposal Wells	$ 9,000,000	0%	$ 9,000,000
Asset Retirement Obligation	$ (14,855,000)	0%	$ (14,855,000)
Working Capital	$ (1,086,000)	0%	$ (1,086,000)
Long-Term Debt ($24.9 million drawn of $40 million available)	$ (24,950,000)	0%	$ (24,950,000)
Total Other Assets	**$ (21,461,000)**		**$ (21,461,000)**
Inferred Valuation			**$ 355,730,237**

Yuma Energy, Inc. | Pyramid Oil Company

9 |

ROTH Capital Partners

Private & Confidential

Yuma Energy | Comparable Company Analysis

- ROTH compared Yuma to a set of peer companies to determine a range of valuation multiples as a method to value Yuma. Based upon current year EBITDA, a multiple of 14.2 was applied to Yuma analysis for current year EBITDA and a multiple of 12.9 for next year EBITDA.

Source: S&P Capital IQ

(In millions, except per share data)

Ticker	Company Name	Stock Price 12/6/13	Shares Out	Market Cap	Enterprise Value	EBITDA		EV/EBITDA		
						LTM	CY+1	CY	CY+1	CY+2
GDP	Goodrich Petroleum Corp.	17.92	43.7	782.6	1,409.0	109.5	130.5	12.9x	10.8x	6.2x
BCEI	Bonanza Creek Energy, Inc.	44.71	40.3	1,800.9	2,122.0	225.4	276.6	9.4x	7.7x	4.8x
FANG	Diamondback Energy, Inc.	46.18	47.1	2,173.6	2,570.7	113.9	161.5	22.6x	15.9x	7.1x
GPOR	Gulfport Energy Corp.	58.21	84.1	4,894.5	5,098.2	174.5	246.7	14.7x	20.7x	8.0x
SYRG	Synergy Resources Corporation	9.48	74.4	705.2	662.7	29.9	45.3	22.1x	14.6x	6.1x
MCF	Contango Oil & Gas Company	45.92	15.2	697.8	560.2	72.1	NA	7.6x	NA	2.6x
AREX	Approach Resources, Inc.	19.24	39.0	750.8	975.3	93.3	122.6	10.4x	8.0x	5.3x
	Max	58.21	84.1	4,894.5	5,098.2	225.4	276.6	22.6x	20.7x	8.0x
	Median	44.71	43.7	782.6	1,409.0	109.5	146.0	12.9x	12.7x	6.1x
	Min	9.48	15.2	697.8	560.2	29.9	45.3	7.6x	7.7x	2.6x
	Mean	34.52	49.1	1,686.5	1,914.0	117.0	163.9	14.2x	12.9x	5.7x
YUMA	YUMA Energy					12.0	50.00			

Source: S&P Capital IQ

(In millions, except per share data)

Ticker	Company Name	Total Production			Total	Proved Reserves				PV-10 Current	EV	EV / PV-10 Current
		Oil	Gas	NGL		Oil	Gas	NGL	Total			
GDP	Goodrich Petroleum Corp.	1.1	24.8	NA	5.2	13.2	254.0	NA	55.5	359.1	1,409.0	3.9
BCEI	Bonanza Creek Energy, Inc.	2.2	5.5	0.3	3.4	30.1	118.5	3.1	53.0	834.1	2,122.0	2.5
FANG	Diamondback Energy, Inc.	0.8	0.8	0.2	1.1	26.2	34.6	8.3	40.2	492.8	2,570.7	5.2
GPOR	Gulfport Energy Corp.	2.3	1.1	0.1	2.6	8.3	33.8	NA	13.9	436.8	5,098.2	11.7
SYRG	Synergy Resources Corporation	0.4	2.1	NA	0.8	7.0	40.7	NA	13.8	236.1	662.7	2.8
MCF	Contango Oil & Gas Company	0.4	18.7	0.6	4.1	2.6	177.3	4.1	36.3	550.3	560.2	1.0
AREX	Approach Resources, Inc.	1.0	6.1	0.9	2.9	37.3	174.8	29.1	95.5	830.9	975.3	1.2
	Max	2.3	24.8	0.9	5.2	37.3	254.0	29.1	95.5	834.1	5,098.2	11.7
	Median	1.0	5.5	0.3	2.9	13.2	118.5	6.2	40.2	492.8	1,409.0	2.8
	Min	0.4	0.8	0.1	0.8	2.6	33.8	3.1	13.8	236.1	560.2	1.0
	Mean	1.2	8.4	0.4	2.9	17.8	119.1	11.2	44.0	534.3	1,914.0	4.1
YUMA	YUMA Energy					11.00	34.70	2.70	19.5	414.00		

Yuma Energy, Inc. | Pyramid Oil Company

10 |

11 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Yuma Energy | Valuation Array Inferred Valuation for Yuma Energy Inc. Source: S&P Capital IQ (In millions, except per share data) EBITDA CY EBITDA CY+1 Production Reserves Inferred Valuation ($mm) $170.9 $647.1 $310.0 $355.7 $379.1 Valuation Array (mean) Comprable Transactions NAV Comparable Company $170.9 $647.1 $310.0 $355.7 $379.1 $0.0 $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 EBITDA CY EBITDA CY+1 Production Reserves Comparable Company Comprable Transactions NAV Valuation Array Inferred Valuation ($mm) Yuma Average Inferred Valuation Average $372.6 million

12 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Valuation Analysis of Pyramid Oil • We undertook the following analysis of Pyramid; o An Overview of Reserves ▪ The overview of reserves is designed to provide a high level understanding of the current break - down of the oil and gas assets of Pyramid . o Dynamics of Public Market for Pyramid ▪ We undertook a review of the current market price for PDO shares, and how its share price performance has compared to the price of oil . o Establishment of its Net Asset Value ▪ We applied our normal methodology to develop a Net Asset Value for Pyramid, based upon its current reserves, other assets and balance sheet items . o Comparable Transaction Analysis ▪ We took a look at recent merger and acquisition transactions to ascertain a value for Pyramid given its current assets and production levels, based upon the M&A market . o Comparable Company Analysis ▪ We established a peer group of companies that we felt were comparable to Pyramid to determine valuation metrics which were then applied against Pyramid . o Summary of Valuation Conclusions

13 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company - Reserves Proved Reserves Oil / Gas Mix December 31 , 2012 Proved Reserves Reserves Oil MBbl NGL Mbbl Gas Mmcf Total MBoe PV-10 ($M) % of Total PDP 455.20 0 0 455.20 $13,787.30 95% PDNP 26.70 0 0 26.70 $713.10 5% PUD 0.00 0 0 0.00 $0.00 0% Total Proved 481.90 0 0 481.90 $14,500.40 100% Source: MHA Petroleum Consultants - March 2013 95% 5% 0% PDP PDNP PUD 100% 0% Oil Gas

14 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Public Market Valuation • Share price as of December 6 , 2013 - $ 4 . 87 . • Shares outstanding 4 . 7 million shares outstanding • Market Capitalization of $ 22 . 83 million and a Total Enterprise value of $ 17 . 2 million . Pyramid Oil Company Share Price Performance 1 Day 7 Days 30 Days 90 Days 1 Year Average Price 4.87$ 4.87$ 4.99$ 4.97$ 4.39$ Average Daily Volume 3,400 2,640 6,940 18,050 10,890 PDO Price vs. PDO Volume PDO Price vs. Oil Price 0 20,000 40,000 60,000 80,000 100,000 120,000 140,000 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 Volume Stock Price $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $0 $20 $40 $60 $80 $100 $120 WTI Price PDO Price

15 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Net Asset Valuation • Based upon publicly available information, ROTH has conducted a net asset value analysis on Pyramid . • Based on this analysis, the inferred value for Pyramid would be $ 19 . 5 million . Pyramid Net Asset Value Proved Reserves* Oil (bbl) Liquid Gas (mbl) Gas (mcf) PV-10 Risk % Risked PV-10 3rd Party Report Proved Developed Producing 455,000 - - 13,787,000$ 0% 13,787,000$ Proved Developed Non-Producing 26,700 - 713,000$ 0% 713,000$ Proved Undeveloped - - - -$ 90% -$ Total 1P Reserves 481,700 - - 14,500,000 14,500,000$ Probable - - 0 -$ Possible - - - -$ 0% -$ Total 3P Reserves 481,700 - - 14,500,000 14,500,000$ Other Assets Book Value FMV Discount % FMV Asset Retirement Obligation (1,352,000)$ 0% (1,352,000)$ Working Capital 6,395,681$ 6,395,681$ Long-Term Debt -$ 0% -$ Total Other Assets 5,043,681 5,043,681$ Net Asset Value 19,543,681$ Net

ROTH Capital Partners

Private & Confidential

Pyramid Oil Company | Comparable Transaction Analysis (Cont.)

- ROTH conducted review of comparable transactions within California during the last twelve (12) months.
- Based on the transactions reviewed, the mean of these transactions will be applied to Pyramid valuation.

Comparable Transaction – California (Since January 2011)

As of November, 2013

Date	Buyer	Seller	Transaction Value ($MM)	Proved Reserves (MMBOE)	Transaction Value / Proved (MM BOE)	Production (M BOED)	Transaction Value / Production (M BOED)
12/31/2012	Undisclosed Buyer	Venoco	$ 250.0	44.90	$ 5.57	8.939	$ 27,967
11/23/2012	BreitBurn Energy Partners LP	American Energy Operations Inc	$ 93.6	3.80	$ 24.62	0.825	$ 113,394
11/19/2012	Memorial Production Partners LP	Rise Energy	$ 268.0	14.30	$ 18.74	1.574	$ 170,267
4/27/2012	Southern San Joaquin	NiMin Energy Corp	$ 27.0	2.21	$ 12.23	0.141	$ 191,489
11/1/2011	Underground Energy Corp	Undisclosed Seller	$ 5.5			0.060	$ 91,667
8/29/2011	Individual Buyer	Venoco	$ 709.3	42.29	$ 16.77	8.727	$ 81,271
2/24/2011	Oxy	Rosetta Resources Inc	$ 200.0	12.89	$ 15.52	6.284	$ 31,827
1/31/2011	Oxy	Nations Petroleum Co Ltd	$ 500.0	53.33	$ 9.38	4.000	$ 125,000
High					$ 24.62		$ 191,489
Low					$ 5.57		$ 27,967
Mean					**$ 14.69**		**$ 104,110**
Median					$ 15.52		$ 102,530

Yuma Energy, Inc. | Pyramid Oil Company

16 |

17 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Comparable Transaction Analysis • ROTH conducted a review of the valuation of Pyramid, based upon comparable transactions within California . • Slide 16 provides a list of transactions reviewed by ROTH as comparable to Pyramid to determine certain mean values . In this instance, the mean Transaction Value per producing barrel was $ 104 , 110 . This number was then applied against Pyramid’s current production . • Based upon price paid per flowing barrel the inferred value for Pyramid would be $ 18 . 1 million . Pyramid Comparable Transaction Analysis – Price Paid per Flowing Barrel Production All Inferred Value Risk % Inferred NAV Daily Production (boe/d) 125 ** 13,013,778$ 0% 13,013,778$ Total 125 13,013,778$ 13,013,778$ *Based on recent peer transactions in California since January 1, 2011 **10K Fiscal year 2012 Other Assets Book Value FMV Discount % FMV Asset Retirement Obligation (1,352,000)$ 0% (1,352,000)$ Working Capital 6,395,681$ 0% 6,395,681$ Long-Term Debt -$ 0% -$ Total Other Assets 5,043,681$ 5,043,681$ Inferred Valuation 18,057,459$ Transaction Value* $104,110

18 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Comparable Transaction Analysis • ROTH conducted a review of the valuation of Pyramid, based upon comparable transactions within California . • Slide 16 provides a list of transactions reviewed by ROTH as comparable to Pyramid to determine certain mean values . In this instance, the mean Transaction Value per proved reserve was $ 14 . 69 . This number was then applied against Pyramid’s current reserves . • Based upon price paid per proved reserve the inferred value for Pyramid would be $ 12 . 1 million . Pyramid Comparable Transaction Analysis – Price Paid per Proved BOE Reserves All Inferred Value Risk % Inferred NAV Proved Reserves (boe) 481,700 7,075,841$ 0% 7,075,841$ Total 481,700 7,075,841$ 7,075,841$ *Based on recent peer transactions in California since January 1, 2011 Other Assets Book Value FMV Discount % FMV Asset Retirement Obligation (1,352,000)$ 0% (1,352,000)$ Working Capital 6,395,681$ 0% 6,395,681$ Long-Term Debt -$ 0% -$ Total Other Assets 5,043,681$ 5,043,681$ Inferred Valuation 12,119,522$ Transaction Value* $14.69

19 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Valuation Array Inferred Valuation for Pyramid Oil Company Comprable Company EBITDA CY Production Reserves Inferred Valuation ($mm) $2.5 $18.1 $12.1 $19.5 NAVValuation Array (mean) Comprable Transactions $2.5 $18.1 $12.1 $19.5 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 EBITDA CY Production Reserves Comprable Company Comprable Transactions NAV Valuation Array Inferred Valuation ($mm) PDO Average Inferred Valuation Average $13 million

ROTH Capital Partners

Private & Confidential

Pyramid Oil Company | Premium Analysis

- ROTH undertook a review of recent transactions where the target was a public issuer.
- Based on these transactions, we reviewed what a buyer paid based upon the market price for the target at certain intervals prior to announcement of the transaction.
- The Mean Premium Average for the transactions reviewed was 21% to the 1 day, 25% to the 7 day and 23% to the 30 day price prior to announcement. The mean premium paid was 23%.

Premium Paid Analysis

			Transaction	% Premium to		
Date	**Buyer**	**Seller**	**Value**	**1 Day**	**7 Day**	**30 Day**
10/15/2012	Canacol Energy Ltd (TSX:CNE)	Shona Energy Company, Inc.	126,010,000	44%	30%	24%
6/4/2012	Forestar Group Inc. (NYSE:FOR)	Forestar Petroleum Corporation	149,780,000	34%	33%	38%
4/25/2012	Halcón Resources (NYSE: HK)	GeoResources, Inc.	896,870,000	23%	23%	12%
3/15/2012	Crescent Point (TSX: CPG)	Reliable Energy Ltd.	82,650,000	20%	20%	29%
1/19/2011	Magnum Hunter (NYSE: MHR)	NuLoch Resources, Inc.	288,710,000	24%	27%	33%
12/27/2010	Magnum Hunter (NYSE: MHR)	NGAS Hunter, LLC	84,590,000	46%	46%	21%
11/17/2010	Vanguard Natural Gas	Encore Energy Partners LP	392,270,000	-10%	-13%	-12%
4/4/2010	SandRidge Energy, Inc. (NYSE:SD)	Arena Resources, Inc.	1,364,410,000	-2%	6%	0%
9/15/2009	Apollo Global (NYSE:APO)	Parallel Petroleum LLC	465,570,000	11%	51%	66%
Max			1,364,410,000	46%	51%	66%
Min			82,650,000	-10%	-13%	-12%
Mean			427,873,333	21%	25%	23%
Median			288,710,000	23%	27%	24%
Mean Premium Average						**23%**

Yuma Energy, Inc. | Pyramid Oil Company

20 |

ROTH Capital Partners
Private & Confidential

Yuma Energy, Inc. | Pyramid Oil Company
Incorporated 1909

PROPOSED TRANSACTION

Yuma Energy, Inc. | Pyramid Oil Company
21 |

22 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Combined Entity - Contribution Analysis Inferred Valuation 4% 96% Production BOED Pyramid YUMA 3% 97% PV - 10 Pyramid YUMA 2% 98% Reserves BOE (mm) Pyramid YUMA 3% 97% Average Pyramid YUMA Valuation Array Production BOED Reserves BOE (mm) PV-10 Production BOED Reserves BOE (mm) PV-10 Production BOED Reserves BOE (mm) PV-10 Inferred Valuation ($mm) 3,000 19.5 $413.9 125 0.5 $14.5 3,125 20.0 $428.4 Yuma Pyramid Combined

23 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Pyramid Oil Company | Transaction Mechanics • Yuma Energy Valuation • Based upon the analysis of Yuma the average inferred value utilized for this transaction would be $ 372 . 6 million . • Pyramid Oil Valuation ▪ The current market capitalization of Pyramid Oil is $ 22 , 831 , 000 , and share price of $ 4 . 87 . ▪ The mean average inferred premium paid in recent corporate merger/acquisition transactions as demonstrated on slide 21 are a 21 % premium to the 1 day, a 25 % premium to the 7 day and a 23 % premium to the 30 day share price(s) . • For use in this presentation we have assumed that Yuma Energy would pay a 30 % premium to the shares price of $ 4 . 87 . (as of 12 / 06 / 13 ) representing an inferred price of $ 6 . 33 per PDO share . • Based upon these assumptions, Pyramid Oil would issue 58 , 858 , 437 shares of common stock to consummate the Transaction . As of December 3, 2013 1 Day 7 Day 30 Day Inferred Preimums 21% 25% 23% PDO Closing Prices 4.87$ 4.87$ 4.99$ PDO Inferred Buyout Price per share based on Mean 5.90$ 6.08$ 6.16$ PDO Inferred Price based on Mean Average Premium 6.00$ Transaction Mechanics Inferred Value of Yuma 372,573,905$ Value per common share | Pyramid Oil 6.33$ = 58,858,437

24 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Combined Entity | Transaction Mechanics (Cont.) • Based upon these assumptions, the combined company would have the following ownership structure : The YUMA Transaction would have the following optics : • Value of shares issued to YUMA at CMP ( $ 4 . 87 ) = $ 286 , 640 , 587 . • Value of shares issued to YUMA at premium ( $ 6 . 33 ) = $ 372 , 573 , 905 . • Transaction Enterprise Value at CMP = $ 306 , 255 , 906 . • The Combined Company would have a total of 63 , 538 , 437 common shares outstanding at closing . YUMA Transaction Enterprise Value Value of Shares Issued to Yuma @ CMV 286,640,587 + Yuma Long-Term Debt 24,925,000 - Yuma and Pyramid Cash (5,309,681) TEV 306,255,906 3% 97% Contribution by Company Pyramid YUMA 93% 7% Post Transaction Ownership at Premium Yuma Shareholders Pyramid Shareholders

ROTH Capital Partners

Private & Confidential

Yuma Energy, Inc. | Pyramid Oil Company
Incorporated 1909

COMBINED COMPANY

Yuma Energy, Inc. | Pyramid Oil Company

25 |

26 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Combined Entity - Reserves Proved Reserves Oil / Gas Mix Combined Entity Proved Reserves Reserves Oil MBbl NGL Mbbl Gas MMcf Total MBoe PV-10 ($MM) % of Total PDP 1,501.2 261.3 6,127 2,783.7 $87,304.20 20% PDNP 601.9 383.3 7,897 2,301.4 $51,799.20 12% PUD 9,402.2 2,071.6 20,643 14,914.3 $289,304.30 68% Total Proved 11,505.3 2,716.2 34,667 19,999.3 $428,407.70 100% 20% 12% 68% PDP PDNP PUD 71% 29% Oil Gas

ROTH Capital Partners

Private & Confidential

Post Transaction – Net Asset Valuation

- Based on post transaction figures, ROTH has conducted an updated net asset value analysis on the combined entity. Based on this analysis, the inferred value for combined entity would be $398.6 million.

Net Asset Value

	Net					
Proved Reserves*	**Oil (bbl)**	**Liquid Gas (mbl)**	**Gas (mcf)**	**PV-10**	**Risk %**	**Risked PV-10**
3rd Party Report						
Proved Developed Producing	1,501,000	261,300	6,127,000	$ 87,303,900	0%	$ 87,303,900
Proved Developed Non-Producing	601,900	383,300	7,897,000	$ 51,799,100	0%	$ 51,799,100
Proved Undeveloped	8,956,200	1,963,000	19,902,500	$ 279,051,800	10%	$ 251,146,620
Additional Proved Undeveloped	446,039	108,564	740,627	$ 10,252,500	10%	$ 9,227,250
Total 1P Reserves	**11,505,139**	**2,716,164**	**34,667,127**	**428,407,300**		**$ 399,476,870**
Probable	520,600	163,800	3,768,700	17,961,000	40%	$ 10,776,600
Possible	56,600	250,100	3,267,900	$ 12,015,500	60%	$ 4,806,200
Total 3P Reserves	**12,082,339**	**3,130,064**	**41,703,727**	**458,383,800**		**$ 415,059,670**

Other Assets	**Book Value**	**FMV Discount %**	**FMV**
YUMA Other Assets	$ 19,430,000	0%	$ 19,430,000
Pyramid Other Assets	$ -	0%	$ -
Combined Asset Retirement Obligation	$ (16,207,000)	0%	$ (16,207,000)
Combined Working Capital	$ 5,309,681	0%	$ 5,309,681
Combined Long-Term Debt ($24.9 million drawn of $40 million available)	$ (24,950,000)	0%	$ (24,950,000)
Total Other Assets	**(16,417,319)**		**$ (16,417,319)**
Net Asset Value			**$ 398,642,351**

Yuma Energy, Inc. | Pyramid Oil Company

27 |

ROTH Capital Partners

Private & Confidential

Post Transaction – Comparable Transaction Analysis

- ROTH undertook an analysis to determine the value of the combined company based upon recent comparable transactions which were then applied to the average daily production and proved reserves of the combined company.
- In this case we utilized the transaction values for the Gulf Coast region, previously applied to Yuma.
- This would result an in inferred value of $328.9 million for the combined Company.

Comparable Transaction Analysis – Price Paid per Flowing Barrel

Production	All	Transaction Value*	Inferred Value	Risk %	Inferred NAV
Daily Production (boe/d)	3,125	$110,500	$ 345,312,871	0%	$ 345,312,871
Total	**3,125**		**$ 345,312,871**		**$ 345,312,871**

*Based on recent peer transactions in Texas since January 1, 2013

**Current production per Management

Other Assets	Book Value	FMV Discount %	FMV
YUMA Other Assets	$ 19,430,000	0%	$ 19,430,000
Pyramid Other Assets	$ -	0%	$ -
Combined Asset Retirement Obligation	$ (16,207,000)	0%	$ (16,207,000)
Combined Working Capital	$ 5,309,681	0%	$ 5,309,681
Combined Long-Term Debt ($24.9 million drawn of $40 million available)	$ (24,950,000)	0%	$ (24,950,000)
Total Other Assets	**$ (16,417,319)**		**$ (16,417,319)**

Inferred Valuation	$ 328,895,552

Yuma Energy, Inc. | Pyramid Oil Company

28 |

ROTH Capital Partners
Private & Confidential

Post Transaction – Comparable Transaction Analysis

- ROTH undertook an analysis to determine the value of the combined company based upon recent comparable transactions which were then applied to the average daily production and proved reserves of the combined company.
- In this case we utilized the transaction values for the Gulf Coast region, previously applied to Yuma.
- This would result an in inferred value of $370.1 million for the combined Company.

Comparable Transaction Analysis – Price Paid per Proved BOE

Reserves	All	Transaction Value*		Inferred Value	Risk %		Inferred NAV
Proved Reserves (boe)	19,999,158	$19.33	$	386,500,493	0%	$	386,500,493
Total	19,999,158		$	386,500,493		$	386,500,493

*Based on recent peer transactions in California since January 1, 2011

Other Assets		Book Value	FMV Discount %		FMV
YUMA Other Assets	$	19,430,000	0%	$	19,430,000
Pyramid Other Assets	$	-	0%	$	-
Combined Asset Retirement Obligation	$	(16,207,000)	0%	$	(16,207,000)
Combined Working Capital	$	5,309,681	0%	$	5,309,681
Combined Long-Term Debt ($24.9 million drawn of $40 million available)	$	(24,950,000)	0%	$	(24,950,000)
Total Other Assets	$	(16,417,319)		$	(16,417,319)

Inferred Valuation	$	370,083,174

Yuma Energy, Inc. | Pyramid Oil Company
29 |

ROTH Capital Partners

Private & Confidential

Post Transaction | Comparable Company Analysis (Cont.)

To try and determine a range of value that the shares of the Combined Company may trade at post-transaction, ROTH under took the following analysis.

We took a peer group of companies and determine the current enterprise value (as of December 6, 2013) being paid versus next year's projected EBITDA, current production, current PV-10 and most recently reported reserve volumes.

Source: S&P Capital IQ

(In millions, except per share data)

Ticker	Company Name	EV	Current Production MBOE/d	Total Reserves	EV/ Current BOEPD	EV / Total Reserves	EV / PV-10	EBITDA CY + 1
GDP	Goodrich Petroleum Corp.	1,409.0	13.2	55.5	106.5	25.4	3.9	10.8x
BCEI	Bonanza Creek Energy, Inc.	2,122.0	17.7	53.0	120.2	40.0	2.5	7.7x
FANG	Diamondback Energy, Inc.	2,570.7	10.5	40.2	244.8	63.9	5.2	15.9x
GPOR	Gulfport Energy Corp.	5,098.2	7.2	13.9	708.2	367.3	11.7	20.7x
SYRG	Synergy Resources Corporation	662.7	2.1	13.8	313.1	47.9	2.8	14.6x
MCF	Contango Oil & Gas Company	560.2	18.7	36.3	29.9	15.4	1.0	NA
AREX	Approach Resources, Inc.	975.3	11.1	95.5	87.9	10.2	1.2	8.0x
	Max	5,098.2	18.7	95.5	708.2	367.3	11.7	20.7
	Median	1,409.0	11.1	40.2	120.2	40.0	2.8	12.7
	Min	560.2	2.1	13.8	29.9	10.2	1.0	7.7
	Mean	1,914.0	11.5	44.0	230.1	81.5	4.1	12.9

Based upon this analysis, the following valuation metrics were applied to the Combined Company;

- Mean Multiple EBITDA CY+1 = 12.9
- Mean Multiple for Production = 230.1
- Mean Multiple for PV-10 = 4.1
- Mean Multiple for Reserves = 81.5

Yuma Energy, Inc. | Pyramid Oil Company

30 |

31 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Post Transaction – Inferred Market Value Inferred Market Valuation Post Transaction Valuation Metric EBITDA CY+1 Production PV-10 Reserves Multiples 12.9 230.1 4.1 81.5 Inferred Valuation ($mm) $647.1 $719.0 $1,735.3 $1,629.2 Valuation Array (mean) $647.1 $719.0 $1,735.3 $1,629.2 $0 $400 $800 $1,200 $1,600 $2,000 EBITDA CY+1 Production PV-10 Reserves Inferred Valuation ($mm) Average Value $1,182.6 billion average value

ROTH Capital Partners
Private & Confidential

Yuma Energy, Inc. | Pyramid Oil Company
Incorporated 1909

SHAREHOLDER ANALYSIS | PYRAMID OIL

Yuma Energy, Inc. | Pyramid Oil Company
32 |

33 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Shareholder Analysis | Pyramid Oil Company • Based upon the assumptions utilized herein, shareholders of Pyramid would stand to benefit from this proposed transaction based upon the immediate impact to their inferred value, but also what we believe would be share price appreciation of the Combined Company post - transaction . • The 52 week high trading price for PDO is $ 5 . 89 per share . • The 5 year high trading price for PDO is $ 9 . 50 per share . • Based upon the inferred Transaction value of $ 6 . 33 , this would represent a 7 . 47 % premium to the 52 week high and a - 33 . 37 % discount to the 5 year high . • Assuming post - transaction performance in line with this analysis, the share price would equal $ 18 . 61 representing a 216 . 01 % premium to the 52 week high and a 95 . 92 % premium to the 5 year high . $22.79 $29.62 $87.11 $0 $20 $40 $60 $80 $100 Current TEV Combined Co. Millions Value of Market Cap. Value of Market Cap. $4.87 $6.33 $18.61 $0.00 $5.00 $10.00 $15.00 $20.00 Current TEV Combined Co. Per Share Value Per Share Value

ROTH Capital Partners

Private & Confidential

Shareholder Analysis | Pyramid Oil Company

- Discussions where held with Yuma about a possible business combination in February and March of 2013. The following tables reflect the difference in Yuma from a production standpoint as of March 2013 to December, 2013.

	Yuma Progress		
	Q1 - 13	Q4 - 13	% Δ
Avg. Daily Production	2,200	3,000	36.4%


Avg. Daily Production
3,000
2,000
1,000
-
2,200
3,000
Q1 -13
Q4 - 13
Avg. Daily Production

- Yuma has also added two additional Board Members:
  - James Christmas
  - Richard Stoneburner

- Based upon this execution, which has met or exceeded management projections presented in the spring of 2013, we believe the ability of Yuma to continue this trend and meet or exceed its 2014 expectations are reasonable.

Yuma Energy, Inc. | Pyramid Oil Company

34 |

35 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Shareholder Analysis | Synergy Resources Comparison • The following table reflects a direct comparison of the Combined Company versus Synergy Resources (NASDAQ : SYRG) as of December 6 , 2013 . 3,125 20 $428 ? $50 2,117 13 $236 $705.2 $45.3 Production Reserves PV10 EBITDA CY+1 Market Cap YUMA + PDO SYRG ($MM) ($MM) ($MM) ( boed ) ( MMboe ) Production (boed) Reserves (MMboe) PV10 ($MM) EBITDA CY+1 ($MM) Market Cap YUMA + PDO 3,125 20 $428.0 $50.0 $0.0 SYRG 2,117 14 $236.0 $45.3 $705.2

36 | //////////////////////////////////////////////////////////////////////////////////////////////////////////// l Yuma Energy, Inc. Private & Confidential l Conclusion • This Analysis has been prepared solely as a basis for to further conversations about a potential business combination between Pyramid and Yuma . • Based upon this analysis the average inferred value for Yuma would be 372 , 573 , 905 . • Based upon an assumed premium of 30 % the inferred value for Pyramid would be 29 . 6 million . • Based upon current market valuation metrics, the combined company could command a valuation in the $ 700 million to $ 1 . 18 billion range . • The Transaction as currently modeled would result in a significant premium to Pyramid shareholders at announcement greater than the 52 week high of the share price . • Based upon post - transaction valuation, the potential impact to Pyramid shareholders is significant . • Based upon a side by side comparison to Synergy Resources, a market valuation of greater than $ 705 million range seems reasonable .